Exhibit 99.2

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	GAAP
	Three Months Ended September, 30,
	2004	2003
Net sales	$70,542	$69,343

Costs and expenses:
Cost of sales	39,871	38,316
Engineering and product development	10,115	10,550
Sales, marketing, and service	19,399	22,184
General and administrative	7,076	5,979
Amortization of other intangible assets	1,381	2,735
Restructuring costs	2,435	—
In-process research and development	—	2,193

Total costs and expenses	80,277	81,957

Operating loss	(9,735)	(12,614)

Interest and other income, net	508	334

Loss from continuing operations before income taxes	(9,227)	(12,280)

Income tax expense	704	528

Loss from continuing operations	(9,931)	(12,808)

Loss from discontinued operations, net of taxes	—	(172)

Net loss	$(9,931)	$(12,980)

Loss per share from continuing operations:
Basic and Diluted	$(0.14)	$(0.20)

Loss per share from discontinued operations:
Basic and Diluted	$—	$—

Net loss per share:
Basic and Diluted	$(0.14)	$(0.20)

Shares used to compute net loss per share:
Basic and Diluted	69,043	65,086

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2004	June 30, 2004
Assets

Current assets:
Cash and cash equivalents	$46,443	$61,299
Marketable securities	16,903	10,955
Accounts receivable, net	39,672	42,168
Inventories	44,876	47,162
Prepaid expenses and other current assets	6,374	8,727

Total current assets	154,268	170,311

Restricted cash	16,850	16,850
Property and equipment, net	16,031	17,223
Goodwill	73,612	73,276
Other intangible assets, net	15,029	16,298
Other assets	8,205	7,789

	$283,995	$301,744

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$12,562	$18,283
Accrued and other liabilities	50,849	56,898
Deferred revenue	15,825	13,909

Total current liabilities	79,236	89,090

Deferred income taxes	1,786	1,972

Total liabilities	81,022	91,062

Shareholders’ equity:
Common stock	377,215	375,550
Accumulated deficit	(179,418)	(169,487)
Accumulated other comprehensive income	5,176	4,619

Total shareholders’ equity	202,973	210,682

	$283,995	$301,744